Exhibit 3.4

Filed in the Office of *Barbara K. Cegavske* Secretary of State State Of Nevada	Business Number E18174492021-5 Filing Number 20222238740 Filed On 4/7/2022 8:16:00 AM Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

[ ] Certificate of Designation
[ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
[x] Certificate of Amendment to Designation - After Issuance of Class or Series
[ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: LeeWay Services, Inc. Entity or Nevada Business Identification Number (NVID): NV20212250563
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 04/05/2022 Time: 4:00pm (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series X Super Voting Preferred Stock
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [x] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The wording of the Section 5 of the Certificate of Designation shall be amended and restated in its entirety as described in the Exhibit A hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *[signature]* Signature of Officer Date: 04/05/2022

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

EXHIBIT A

Amendment to the Designation

Section 5 of Certificate of Designation of Series X Super Voting Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Series of Preferred Stock is amended and restated in its entirety to read as follows:

“Section 5. Conversion Rights. Each issued and outstanding share of Series X Preferred Stock shall automatically convert into one share of the common stock of the Company on the date the common stock of the Company is first listed on The Nasdaq Stock Exchange, LLC or any other nationally recognized stock exchange. After that, the number of shares designated as Series X Preferred Stock shall be reduced to zero automatically.”